Exhibit 99
to
Form 10-Q
of
Protective Life and Annuity Insurance Company
for the three months
ended March 31, 2000
Safe Harbor for Forward-Looking Statements

        The Private Securities Litigation Reform Act of 1995 (the "Act") encourages companies to make "forward-looking statements" by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. Protective Life and Annuity Insurance Company ("the Company") intends to qualify both its written and oral forward-looking statements for protection under the Act.

        To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

        The Company is a stock life insurance company founded in 1978. All outstanding shares of the Company's common stock are owned by Protective Life Insurance Company ("Protective"), which is the principal operating subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange under the symbol "PL". All outstanding shares of Company's preferred stock are owned by PLC. The Company is authorized to transact insurance business, as an insurance company or reinsurance company, in 50 states, including New York.

        Protective Life Corporation ("PLC"), through its subsidiaries, operates seven divisions whose principal strategic focuses can be grouped into three general categories: life insurance, specialty insurance products, and retirement savings and investment products. The life insurance category includes the Acquisitions, Individual Life, and West Coast Divisions. The specialty insurance products category includes the Dental and Consumer Benefits ("Dental") and Financial Institutions Divisions. The retirement savings and investment products category includes the Stable Value Products and Investment Products Divisions.

        The Company, since it is licensed in the State of New York, is the entity through which PLC markets, distributes, and services insurance and annuity products in New York. As of March 31, 2000, the Company was involved in the operations of four of PLC's Divisions: the Acquisitions Division, the Dental Division, the Financial Institutions Division, and the Investment Products Division. The Company has an additional business segment which is described herein as Corporate and Other.

        The operating results of companies in the life and health insurance industry have historically been subject to significant fluctuations due to changing competition, economic conditions, interest rates, investment performance, insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of the Company are discussed more fully below.

We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry.

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and the Company encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than the Company, as well as competition from other providers of financial services.

        The life and health insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Also, some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.

        The Company's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies. Irrational competition from other insurers could adversely affect the Company's competitive position.

A ratings downgrade could adversely affect our ability to compete.

        Ratings are an important factor in the Company's competitive position. Rating organizations periodically review the financial performance and condition of insurers, including the Company and its insurance affiliates. A downgrade in the ratings of the Company and its life insurance affiliates could adversely affect its ability to sell its products, retain existing business, and compete for attractive acquisition opportunities.

        Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years rating downgrades in the industry have exceeded upgrades.

Our policy claims fluctuate from year to year.

        The Company's results may fluctuate from year to year due to fluctuations in policy claims received by the Company.

We could be forced to sell investments at a loss to cover policyholder withdrawals.

        Many of the products offered by the Company and its life insurance affiliates allow policyholders and contract holders to withdraw their funds under defined circumstances. The Company and its insurance affiliates manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While the Company and its life insurance affiliates own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, compel the Company and its insurance affiliates to dispose of assets on unfavorable terms, which could have an adverse effect on the Company.

Interest-rate fluctuations could negatively affect our spread income.

        Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies. Both rising and declining interest rates can negatively affect the Company's spread income. While the Company develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        Lower interest rates may result in lower sales of the Company's insurance and investment products. In addition, certain of the Company's insurance and investment products guarantee a minimum credited interest rate.

Insurance companies are highly regulated.

        The Company and its insurance affiliates are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. The Company cannot predict what regulatory initiatives may be enacted which could adversely affect the Company.

        Certain policies, contracts, and annuities offered by the Company and its insurance affiliates are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

A tax law change could adversely affect our ability to compete with non-insurance products.

        Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of the Company's products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including the Company and its affiliates, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. If the estate tax was eliminated, the demand for certain life insurance products would be adversely affected. The Company cannot predict what future tax initiatives may be proposed which could affect the Company.

Financial Services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgements.

        A number of civil jury verdicts have been returned against insurers in the jurisdictions in which the Company does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, including Alabama (where the Company maintains its headquarters), juries have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. The Company, like other financial services companies, in the ordinary course of business, is involved in such litigation or, alternatively, in arbitration. The outcome of any such litigation or arbitration cannot be predicted.

Our investments are subject to risks.

        Certain of the Company's invested assets (including derivative financial instruments) are subject to customary risks of defaults and changes in market values. The value of the Company's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties which the Company has financed. Factors that may affect the overall default rate on, and market value of, the Company's invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Our growth from acquisitions involves risks.

        The Company's acquisitions have increased its earnings in part by allowing the Company to enter new markets and to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that the Company will realize the anticipated financial results from its acquisitions, or that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisition will continue to be available to the Company.

We are dependent on the performance of others.

        The Company's results may be affected by the performance of others because the Company has entered into various ventures involving other parties. Examples include, but are not limited to: many of the Company's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by third parties; dental services are performed by a contracted panel of independent dentists; and a portion of the sales in the Financial Institutions Division comes from arrangements with unrelated marketing organizations.

        As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry, could undermine consumer confidence and adversely affect the Company.

Our reinsurance program involves risks.

        The Company and its insurance affiliates cede insurance to other insurance companies through reinsurance. However, the Company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by the Company. Under certain reinsurance agreements, the reinsurer may increase the rate it charges the Company for the reinsurance, though the Company does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, the Company could be adversely affected.

         Additionally, the Company assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on the Company.

Forward-looking statements express expectations of future events and/or results. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.